Exhibit 99.1

Press Release

MAGELLAN HEALTH SERVICES ANNOUNCES PRICING OF SECONDARY OFFERING
Tuesday May 17, 5:38 pm ET

FARMINGTON, Conn.--May 17, 2005--Magellan Health Services, Inc. (Nasdaq:MGLN -
News) today announced that a total of 4.25 million shares of its Ordinary Common Stock will be sold in a previously announced secondary offering at a price of $30.50 per share by Magellan Holdings L.P. and a co-investor. The offering is expected to close Friday, May 20, 2005. In connection with the secondary offering, the underwriters were granted a 30-day over-allotment option to purchase up to an additional 637,500 shares at the same price per share. The Company will not receive any of the proceeds of the sales.

Upon the closing of the secondary offering, Magellan Holdings' ownership interest in Magellan Health Services will decline from approximately 24.0 percent of Magellan's outstanding common stock to approximately 12.1 percent of the Company's outstanding common stock. Assuming the exercise in full of the over-allotment option, Magellan Holdings' ownership interest in the Company would be approximately 10.3 percent.

The shares sold by Magellan Holdings in the secondary offering will automatically convert on a share-for-share basis into Ordinary Common Stock from the Multiple and Variable Vote Restricted Convertible Common Stock currently owned by Magellan Holdings. Further, the remaining shares of Multiple and Variable Vote Restricted and Convertible Common Stock held by Magellan Holdings will cease to have special voting or other rights and in all material respects will be the same as the shares of Ordinary Common Stock held by all other stockholders of Magellan and, accordingly, all directors of the company will then be elected by both classes of stockholders voting together and having one vote per share.

J.P. Morgan Securities Inc. acted as sole book-running manager; Banc of America Securities LLC acted as lead manager; and Deutsche Bank Securities Inc. and Lehman Brothers Inc. acted as co-managers in the secondary offering.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Shares are offered only pursuant to a prospectus. Copies of the prospectus and accompanying prospectus supplement may be obtained from J.P. Morgan Securities Inc., Prospectus Department, 277 Park Avenue, New York, NY 10172. The prospectus and prospectus supplement may also be obtained from the Securities and Exchange Commission through the SEC Web site at www.sec.gov.

About Magellan: Headquartered in Farmington, Conn., Magellan Health Services (Nasdaq:MGLN - News) is the country's leading behavioral health disease management organization. Its customers include health plans, corporations and government agencies.


Contact:

     Magellan Health Services, Inc., Farmington
     Investor Contact:
     Melissa Rose, 877-645-6464
             or
     Media Contact:
     Erin Somers, 410-953-2405